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                                                                  EXHIBIT 4.14.2



THIS NOTE (THE "NOTE") AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THIS NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO EPIXTAR CORP. THAT SUCH REGISTRATION IS NOT REQUIRED.

                          SECURED CONVERTIBLE TERM NOTE

         FOR VALUE RECEIVED, EPIXTAR CORP., a Florida corporation (the "Borrower"), hereby promises to pay to LAURUS MASTER FUND, LTD., c/o M&C Corporate Services Limited, P.O. Box 309 GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, Fax: 345-949-8080 (the "Holder") or its registered assigns or successors in interest the sum of Six Million Two Hundred Thousand Dollars ($6,200,000) (the "Maximum Amount") or, if less, the aggregate outstanding amount of funds advanced to the Borrower hereunder, in each case, together with any accrued and unpaid interest hereon, on July 22, 2005 (the "Initial Maturity Date"), subject to extension pursuant to Section
6.10 hereof (the Initial Maturity Date as extended hereunder, the "Maturity Date").

         Capitalized terms used herein without definition shall have the meanings ascribed to such terms in that certain Securities Purchase Agreement dated as of the date hereof between the Borrower and the Holder (the "Purchase Agreement").

         The following terms shall apply to this Note:

         ADVANCES & INTEREST

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Advances. On the Closing Date, Holder shall make an advance to the Borrower in the amount of Six Hundred Thousand Dollars ($600,000). The Borrower may request and the Holder may, in its discretion, make additional advances to the Borrower up to the Maximum Amount. Each request for an additional advance (an "Advance Request") shall (a) be made by the Borrower to the Holder in writing, (b) specify to whom and where the Holder shall disburse such funds and (c) specify the amount of such requested advance. If the Holder elects to make an additional advance to the Borrower, the Holder, in its sole discretion, may either (a) disburse the funds in accordance with the Advance Request or (b) deposit the funds in the Borrower's operating account in which case the Borrower shall deliver to the Holder, within one (1) business day following the deposit of such funds, evidence that the funds were disbursed in accordance with the terms of the Advance Request.

Interest Rate. Subject to Section 6.6 hereof, interest payable on this shall accrue at a rate per annum (the "Interest Rate") equal to ten percent (10%). Interest shall be calculated on the basis of a 360 day year and payable monthly, in arrears, commencing on August 1, 2005 and on the first business day of each consecutive calendar month thereafter through and including the Maturity Date, and on the Maturity Date, whether by acceleration or otherwise.

Maturity Date. The principal amount due under this Note (the "Principal Amount"), all unpaid interest thereon and all other sums due, accrued or payable to the Holder arising under this Note, the Purchase Agreement or any Related Agreement shall be due and payable on the Maturity Date (subject to extension pursuant to Section 6.10 hereof).


PREREPAYMENT

Optional Redemption in Cash. The Borrower will have the option of prepaying this Note ("Optional Redemption") by paying to the Holder a sum of money equal to one hundred percent (100%) of the outstanding principal amount of this Note at the time of prepayment, together with accrued but unpaid interest thereon and any and all other sums due, accrued or payable to the Holder arising under this Note, the Purchase Agreement or any Related Agreement (the "Redemption Amount") outstanding on the day written notice of redemption (the "Notice of Redemption") is given to the Holder. The Notice of Redemption shall specify the date for such Optional Redemption (the "Redemption Payment Date") which date shall be seven
(7) business days after the date of the Notice of Redemption (the "Redemption Period"). A Notice of Redemption shall not be effective with respect to any portion of this Note for which the Holder has a pending election to convert pursuant to Section 3.1, or for conversions initiated or made by the Holder pursuant to Section 3.1 during the Redemption Period. The Redemption Amount shall be determined as if such Holder's conversion elections had been completed immediately prior to the date of the Notice of Redemption. On the Redemption Payment Date, the Redemption Amount must be paid in good funds to the Holder. In the event the Borrower fails to pay the Redemption Amount on the Redemption Payment Date as set forth herein, then such Redemption Notice will be null and void.

Mandatory Prepayment. In the event the Borrower and/or any of its Subsidiaries commences any offering of its Common Stock or other equity securities and/or enters into any financing arrangements with a bank, a financial institution and/or any other party (other than the Holder), in each case, intended, in whole or in part, to raise capital for the benefit of the Borrower and/or any of its Subsidiaries, the proceeds of such offering and/or financing arrangement when received shall be remitted to the Holder to prepay the outstanding principal amount of this Note, all unpaid interest hereon and all other sums due, accrued or payable to the Holder arising under the transactions contemplated by this Note, up to an aggregate amount of $2,000,000.


CONVERSION RIGHTS

Holder's Conversion Rights. The Holder shall have the right, but not the obligation, to convert all or any portion of the then aggregate outstanding principal amount of this Note, together with interest and fees due hereon, into shares of Common Stock of the Borrower subject to the terms and conditions set forth in this Article III. The Holder may exercise such right by delivery to the Borrower of a written notice of conversion not less than one (1) day prior to the date upon which such conversion shall occur.

Conversion Limitation. Notwithstanding anything contained herein to the contrary, the Holder shall not be entitled to convert pursuant to the terms of this Note an amount that would be convertible into that number of Conversion Shares which would exceed the difference between the number of shares of Common Stock beneficially owned by such Holder or issuable upon exercise of warrants held by such Holder and 4.99% of the outstanding shares of Common Stock of the Borrower. For the purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and Regulation 13d-3 thereunder. The Holder may void the Conversion Share limitation described in this Section 3.2 upon 75 days prior notice to the Borrower or without any notice requirement upon an Event of Default. Notwithstanding the foregoing, neither this provision nor any similar provision contained in any other note issued to Holder by the Company or in any warrant issued by the Company to Holder or any agreement between the parties hereto ("Similar Provisions") shall have any effect on any irrevocable proxy granted to Holder or any voting rights contained in any instrument governing any shares of preferred stock granted to Holder, in each case in connection with the transactions contemplated hereby. Moreover, such proxies or voting provision shall not constitute a waiver of the first two sentences of this Section 3.2 or of any Similar Provision, all of such provisions remaining fully enforceable.

Mechanics of Holder's Conversion. (12) In the event that the Holder elects to convert this Note into Common Stock, the Holder shall give notice of such election by delivering an executed and completed notice of conversion ("Notice of Conversion") to the Borrower and such Notice of Conversion shall provide a breakdown in reasonable detail of the Principal Amount, accrued interest and fees being converted. On each Conversion Date (as hereinafter defined) and in accordance with its Notice of Conversion, the Holder shall make the appropriate reduction to the Principal Amount, accrued interest and fees as entered in its records and shall provide written notice thereof to the Borrower within two (2) business days after the Conversion Date. Each date on which a Notice of Conversion is delivered or telecopied to the Borrower in accordance with the provisions hereof shall be deemed a Conversion Date (the "Conversion Date"). A form of Notice of Conversion to be employed by the Holder is annexed hereto as Exhibit A.

Pursuant to the terms of the Notice of Conversion, the Borrower will issue instructions to the transfer agent accompanied by an opinion of counsel within two (2) business day of the date of the delivery to Borrower of the Notice of Conversion and shall cause the transfer agent to transmit the certificates representing the Conversion Shares to the Holder by crediting the account of the Holder's designated broker with the Depository Trust Corporation ("DTC") through its Deposit Withdrawal Agent Commission ("DWAC") system within three (3) business days after receipt by the Borrower of the Notice of Conversion (the "Delivery Date"). In the case of the exercise of the conversion rights set forth herein the conversion privilege shall be deemed to have been exercised and the Conversion Shares issuable upon such conversion shall be deemed to have been issued upon the date of receipt by the Borrower of the Notice of Conversion. The Holder shall be treated for all purposes as the record holder of such Common Stock, unless the Holder provides the Borrower written instructions to the contrary.

Conversion Mechanics.

The number of shares of Common Stock of the Borrower to be issued upon each conversion of this Note shall be determined by dividing that portion of the principal and interest and fees to be converted, if any, by the then applicable Fixed Conversion Price, which for purposes hereof shall initially be $1.00.

The Fixed Conversion Price and number and kind of shares or other securities to be issued upon conversion is subject to adjustment from time to time upon the occurrence of certain events, as follows:

     Stock Splits, Combinations and Dividends. If the shares of Common Stock are subdivided or combined into a greater or smaller number of shares of Common Stock, or if a dividend is paid on the Common Stock in shares of Common Stock, the Fixed Conversion Price or the Conversion Price, as the case may be, shall be proportionately reduced in case of subdivision of shares or stock dividend or proportionately increased in the case of combination of shares, in each such case by the ratio which the total number of shares of Common Stock outstanding immediately after such event bears to the total number of shares of Common Stock outstanding immediately prior to such event.

     During the period the conversion right exists, the Borrower will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of Common Stock upon the full conversion of this Note. The Borrower represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable. The Borrower agrees that its issuance of this Note shall constitute full authority to its officers, agents, and transfer agents who are charged with the duty of executing and issuing stock certificates to execute and issue the necessary certificates for shares of Common Stock upon the conversion of this Note.

     Share Issuances. Subject to the provisions of this Section 3.4, if the Borrower shall (x) in the case of its Common Stock, at any time prior to the conversion or repayment in full of the Principal Amount issue any shares of Common Stock or securities convertible into its Common Stock to a person other than the Holder (except (i) pursuant to Subsections A or B above; (ii) pursuant to options, warrants, or other obligations to issue shares outstanding on the date hereof as disclosed to Holder in writing; or
     (iii) pursuant to options that may be issued under any employee incentive stock option and/or any qualified stock option plan adopted by the Borrower) for a consideration per share (the "Offer Price") less than the Fixed Conversion Price in effect at the time of such issuance (any such issuance, an "Offering"), then the Fixed Conversion Price shall be immediately reset to such lower Offer Price at the time of issuance of such securities pursuant to the formula below. For purposes hereof, the issuance of any security of the Borrower convertible into or exercisable or exchangeable for Common Stock shall result in an adjustment to the Fixed Conversion Price at the time of issuance of such securities.

         If the Borrower issues any additional shares pursuant to Section 3.4 above then, and thereafter successively upon each such issue, the Fixed Conversion Price shall be adjusted by multiplying the then applicable Fixed Conversion Price by the following fraction:

                                     A + B
                     ----------------------------------------
                          (A + B) + [((C - D) x B) / C]

         A = Total amount of shares convertible pursuant to this Note, the Purchase Agreement and the Related Agreements.

         B = Actual shares sold in the Offering

         C = Fixed Conversion Price

         D = Offering price

     Reclassification, etc. If the Borrower at any time shall, by reclassification or otherwise, change the Common Stock into the same or a different number of securities of any class or classes, this Note, as to the unpaid Principal Amount and accrued interest thereon, shall thereafter be deemed to evidence the right to purchase an adjusted number of such securities and kind of securities as would have been issuable as the result of such change with respect to the Common Stock immediately prior to such reclassification or other change.

Issuance of New Note. Upon any partial conversion of this Note, a new Note containing the same date and provisions of this Note shall, at the request of the Holder, be issued by the Borrower to the Holder for the principal balance of this Note and interest which shall not have been converted or paid. The Borrower will pay no costs, fees or any other consideration to the Holder for the production and issuance of a new Note.


EVENTS OF DEFAULT

(13) Upon the occurrence and continuance of an Event of Default beyond any applicable grace period, the Holder may make all sums of principal, interest and other fees then remaining unpaid hereon and all other amounts payable hereunder immediately due and payable. In the event of such an acceleration, the amount due and owing to the Holder shall be 110% of the outstanding principal amount of the Note (plus accrued and unpaid interest and fees, if any) (the "Default Payment"). If, with respect to any Event of Default, the Borrower cures the Event of Default, the Event of Default will be deemed to no longer exist and any rights and remedies of Holder pertaining to such Event of Default will be of no further force or effect. The Default Payment shall be applied first to any fees due and payable to Holder pursuant to this Note, the Purchase Agreement or the other Related Agreements, then to accrued and unpaid interest due on this Note and then to outstanding principal balance of this Note.

         The occurrence of any of the following events set forth in Sections 4.1 through 4.12, inclusive, is an "Event of Default":

Failure to Pay Principal, Interest or other Fees. The Borrower fails to pay when due any installment of principal, interest or other fees hereon in accordance herewith, or the Borrower fails to pay when due any amount due under any other promissory note issued by Borrower.

Breach of Covenant. The Borrower breaches any covenant or any other term or condition of this Note or the Purchase Agreement in any material respect, or the Borrower or any of its Subsidiaries breaches any covenant or any other term or condition of any Related Agreement in any respect.

Breach of Representations and Warranties. Any representation or warranty made by the Borrower in this Note or the Purchase Agreement, or by the Borrower or any of its Subsidiaries in any Related Agreement, shall, in any such case, be false or misleading in any material respect on the date that such representation or warranty was made or deemed made.

Receiver or Trustee. The Borrower or any of its Subsidiaries shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed.

Judgments. Any money judgment, writ or similar final process shall be entered or filed against the Borrower or any of its Subsidiaries or any of their respective property or other assets for more than $150,000.

Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Borrower or any of its Subsidiaries.

Stop Trade. An SEC stop trade order or Principal Market trading suspension of the Common Stock shall be in effect for five (5) consecutive days or five (5) days during a period of ten (10) consecutive days, excluding in all cases a suspension of all trading on a Principal Market. The "Principal Market" for the Common Stock shall include the NASD OTC Bulletin Board, NASDAQ SmallCap Market, NASDAQ National Market System, American Stock Exchange, or New York Stock Exchange (whichever of the foregoing is at the time the principal trading exchange or market for the Common Stock, or any securities exchange or other securities market on which the Common Stock is then being listed or traded.

Failure to Deliver Common Stock or Replacement Note. The Borrower shall fail (i) to timely deliver Common Stock to the Holder pursuant to and in the form required by this Note, and Section 9 of the Purchase Agreement, if such failure to timely deliver Common Stock shall not be cured within two (2) business days or (ii) to deliver a replacement Note to Holder within seven (7) business days following the required date of such issuance pursuant to this Note, the Purchase Agreement or any Related Agreement (to the extent required under such agreements).

Default Under Related Agreements or Other Agreements. The occurrence and continuance of any Event of Default (as defined in any Related Agreement) or any default or event of default (or similar term) under any other indebtedness.

Change in Control. A Change of Control (as defined below) shall occur with respect to the Company, unless the Holder shall have expressly consented to such Change of Control in writing. A "Change of Control" shall mean any event or circumstance as a result of which (i) any "Person" or "group" (as such terms are defined in Sections 13(d) and 14(d) of the Exchange Act, as in effect on the date hereof), other than the Holder, is or becomes the "beneficial owner" (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of 35% or more on a fully diluted basis of the then outstanding voting equity interest of the Borrower, (ii) the Board of Directors of the Borrower (without taking into account any directors on such Board appointed by the Holder) shall cease to consist of a majority of the Board of Directors of the Borrower on the date hereof (or directors appointed by a majority of the Board of Directors of the Borrower in effect immediately prior to such appointment), (iii) the Borrower sells all or any part of the equity interests of any Subsidiary (or any securities convertible or exercisable into equity interests of any Subsidiary), or agrees to issue any equity interests of any Subsidiary (or any securities convertible or exercisable into equity interests of any Subsidiary) or permits the sale of all or substantially all of the assets of any Subsidiary (other than (A) issuances to the Laurus Creditors (as defined in the Intercreditor Agreement) that are contemplated by the Laurus Documents (as defined in the Intercreditor Agreement) or (B) issuances to the Sands Creditors (as defined in the Intercreditor Agreement) that are contemplated by the Sands Documents (as defined in the Intercreditor Agreement)), or (iii) the Borrower or any of its Subsidiaries merges or consolidates with, or sells or transfers all or substantially all of its assets to, any other person or entity.

Federal Trade Commission Action. The Federal Trade Commission or any other governmental agency shall commence any action against the Borrower or any or its Subsidiaries, the effect of any such action, or any judgment, order or settlement resulting therefrom, on the Borrower or any such Subsidiary is to restrain or deprive the Borrower and its Subsidiaries from utilizing any substantial portion of their assets determined on a consolidated basis.

Laurus Notes, Laurus Purchase Agreements, Laurus Related Agreements and Sands Agreements. An Event of Default under and as defined in any of (i) that certain Secured Convertible Term Note, dated May 14, 2004, issued by the Borrower to the Holder (as amended, modified or supplemented from time to time, the "May 2004 Note"), (ii) the Purchase Agreement referred to in the May 2004 Note (as amended, modified or supplemented from time to time, the "May 2004 Purchase Agreement"), (iii) the Related Agreements referred to in the May 2004 Purchase Agreement, (iv) that certain Secured Convertible Term Note, dated April 29, 2005, issued by the Borrower and Voxx Corporation ("Voxx") to the Holder (as amended, modified or supplemented from time to time, the "April 2005 Note" together with the May 2004 Note and this Note, collectively, the "Laurus Notes"), (iv) the Purchase Agreement referred to in the April 2005 Note (as amended, modified or supplemented from time to time, the "April 2005 Purchase Agreement" together with the May 2004 Purchase Agreement and the Purchase Agreement, collectively, the "Laurus Purchase Agreements"), (v) the Related Agreements referred to in the April 2005 Purchase Agreement (the April 2005 Related Agreements together with the May 2004 Related Agreements and the Related Agreements, collectively, the "Laurus Related Agreements"), (vi) the Sands Securities Purchase Agreement or (vii) the Related Agreements referred to in the Sands Securities Purchase Agreement shall have occurred and be continuing.

Fraud Event. The occurrence of a Fraud Event or the Holder's reasonable belief that a Fraud Event has occurred. For purposes of this Section 4.13, the term "Fraud Event" shall mean the occurrence of any of the following events: (i) the Borrower or any of its Subsidiaries have misappropriated (or any Subsidiary or the Borrower has caused the other to misappropriate) any proceeds of any Collateral (as defined in the Laurus Related Agreements) or the proceeds of any advances made by the Holder to the Borrower under the Laurus Notes in each case in excess of $10,000, (ii) the Borrower or any Subsidiary has embezzled funds from the other, (iii) any Subsidiary and/or the Borrower has converted (or the Borrower or any Subsidiary has caused the other to convert) any material real or personal property of the Borrower or any Subsidiary, including but not limited to any Collateral, in each case in excess of $10,000 or (iv) any Subsidiary and/or the Borrower have committed (or the Borrower or any Subsidiary has caused the other to commit) fraud against the Holder, including any material and willful misrepresentation made (or caused to be made) by any Subsidiary and/or by the Borrower with respect to any of the representations and warranties contained in the Laurus Purchase Agreements or the accuracy of any information provided to the Holder concerning the Collateral, or in any other document delivered to the Holder in connection with the making of any advance under the Laurus Notes, the extension of any credit, the forbearance from taking action or in connection with any other transaction contemplated thereby.


DEFAULT RELATED PROVISIONS

Conversion Privileges. The conversion privileges set forth in Article III shall remain in full force and effect immediately from the date hereof and until this
Note is paid in full.

Cumulative Remedies.  The remedies under this Note shall be cumulative.

MISCELLANEOUS

Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Notices. Any notice herein required or permitted to be given shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party notified, (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Borrower at the address provided in the Purchase Agreement executed in connection herewith, and to the Holder at the address provided in the Purchase Agreement for such Holder, with a copy to John E. Tucker, Esq., 825 Third Avenue, 14th Floor, New York, New York 10022, facsimile number (212) 541-4434, or at such other address as the Borrower or the Holder may designate by ten days advance written notice to the other parties hereto. A Notice of Conversion shall be deemed given when made to the Borrower pursuant to the Purchase Agreement.

Amendment Provision. The term "Note" and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented, and any successor instrument issued pursuant to Section 3.5 hereof, as it may be amended or supplemented.

Assignability. This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns, and may be assigned by the Holder in accordance with the requirements of the Purchase Agreement. This Note shall not be assigned by the Borrower without the consent of the Holder.

Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws. Except as set forth below in this Section 6.5, any and all disputes, controversies and claims that the Borrower or any of its Subsidiaries may assert against the Holder arising out of or relating to this Note, the Purchase Agreement or any other Related Agreement shall be determined exclusively by arbitration (each such arbitration, an "Arbitration") in New York City before a panel of three neutral arbitrators agreed to by the Holder and the Borrower (collectively, the "Arbitrators") in accordance with and pursuant to the then existing commercial arbitration rules of the American Arbitration Association. The Borrower (on its behalf and on behalf of its subsidiaries) hereby irrevocably waives any right to assert such claims in any other forum. The Arbitrators shall have the power in their discretion to award specific performance or injunctive relief (but shall not have the power to render any incidental, special or punitive damages) and reasonable attorneys' fees and expenses to any party in any arbitration. The Arbitrators may not change, modify or alter any express condition, term or provision of this Note, the Purchase Agreement or of any other Related Agreement nor shall they have the power to render any award against the Holder that would have such effect. Each Arbitration award shall be final and binding upon the parties subject thereto and judgment may be entered thereon in any court of competent jurisdiction. The service of any notice, process, motion or other document in connection with an Arbitration or for the enforcement of any Arbitration award may be made in the same manner as communications may be given under Section 6.2 hereof. Notwithstanding the foregoing, the provisions of this Section 6.5 nor any other provision contained in this Note, the Purchase Agreement or in any other Related Agreement shall limit in any manner whatsoever the Holder's right to commence an action against or in connection with the Borrower, any of its Subsidiaries or their respective properties in any court of competent jurisdiction or otherwise utilize judicial process in connection with or arising out of the Holder's rights and remedies under this Note, the Purchase Agreement and/or any Related Agreement or otherwise (any such action, a "Court Action"). Court Actions may be brought by the Holder in any state or federal court of competent jurisdiction and the Borrower (on its behalf and on behalf of its Subsidiaries) irrevocably submits to the jurisdiction of such state and federal courts and irrevocably waives any claim or defense of inconvenient forum or lack of personal jurisdiction in such forum or right of removal or right to jury trial under any applicable law or decision or otherwise. Service of any notice, process, motion or other document in connection with a Court Action may be made in the same manner as communications may be given under Section 6.2. In addition, the Holder may serve process in any other manner permitted under applicable law. The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs. In the event that any provision of this
Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or unenforceability of any other provision of this Note. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Borrower in any other jurisdiction to collect on the Borrower's obligations to Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court in favor of the Holder.

Maximum Payments. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Borrower to the Holder and thus refunded to the Borrower.

Security Interest and Guarantee. Pursuant to the terms of the Laurus Related Agreements and the Reaffirmation Agreement, the Holder has been granted a security interest in the assets of the Borrower and its Subsidiaries and the obligations of the Borrower under this Note are guaranteed by certain Subsidiaries of the Borrower.

Construction. Each party acknowledges that its legal counsel participated in the preparation of this Note and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Note to favor any party against the other.

Cost of Collection. If default is made in the payment of this Note, the Borrower shall pay to Holder reasonable costs of collection, including reasonable attorney's fees.

Extension of Maturity Date.

On the Initial Maturity Date, the Maturity Date shall be extended to October 15, 2005 (the "Extended Maturity Date") upon the determination by the Holder, in its sole discretion, that the following conditions have been satisfied: (i) no Event of Default has occurred and is continuing and (ii) each item set forth on Schedule A to the Post-Closing Letter dated as of the date hereof by and between the Holder and the Borrower is satisfied within the time periods and under the conditions set forth thereon, all in a manner (and when applicable, amended by agreements, instruments and documents) satisfactory in form and substance to the Holder.

On the Extended Maturity Date, the Maturity Date shall be extended to November 15, 2005 upon the determination by the Holder, in its sole discretion, that the following conditions have been satisfied: (i) no Event of Default has occurred and is continuing and (ii) the Holder has received not less than $2,000,000 of proceeds during the period from the date hereof through and including November 15, 2005 from the offering of the Borrower's and/or any of its Subsidiaries' common stock or other equity securities or from the Borrower's and/or its Subsidiaries' financing arrangement with a bank, financial institution or any other party to repay amounts outstanding under this Note and all other sums due, accrued or payable to the Holder arising under the transactions contemplated by this Note.

       [Balance of page intentionally left blank; signature page follows.]

         IN WITNESS WHEREOF, the Borrower has caused this Secured Convertible Term Note to be signed in its name effective as of this 15th day of July, 2005.


                                  EPIXTAR CORP.
                                  By:
                                     -------------------------------------------
                                  Name:
                                       -----------------------------------------
                                  Title:
                                        ----------------------------------------

WITNESS:


-------------------------------


AGREED AND ACKNOWLEDGED:

LAURUS MASTER FUND, LTD.

By:
   ----------------------------------------------
Name:
     --------------------------------------------
Title:
      -------------------------------------------

                                    EXHIBIT A

                              NOTICE OF CONVERSION

      (To be executed by the Holder in order to convert all or part of the
                            Note into Common Stock)

[Name and Address of Holder]


The Undersigned hereby converts $_________ of the principal due on [specify applicable Repayment Date] under the Secured Convertible Term Note issued by Epixtar Corp. dated as of July 15, 2005 by delivery of Shares of Common Stock of Epixtar Corp. on and subject to the conditions set forth in Article III of such Note.

1.       Date of Conversion         _______________________

2.       Shares To Be Delivered:    _______________________

                                             By:________________________________
                                             Name:______________________________
                                             Title:_____________________________